Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Helmerich & Payne, Inc. Amended and Restated 2020 Omnibus Incentive Plan of our reports dated November 18, 2021, with respect to the consolidated financial statements of Helmerich & Payne, Inc. and the effectiveness of internal control over financial reporting of Helmerich & Payne, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended September 30, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

April 28, 2022